EXHIBIT 99.1

Cortland Bancorp Profits Grow 34% to $1.2 Million in 3Q15; Driven by Growth in Loans and Revenues

CORTLAND, Ohio, Oct. 27, 2015 (GLOBE NEWSWIRE) -- Cortland Bancorp (OTCQB:CLDB), the holding company for Cortland Savings and Banking Company, today reported net income grew 28% to $1.2 million, or $0.27 per share, for the third quarter of 2015, compared to $955,000, or $0.21 per share, for the third quarter of 2014, and improved 34% from $916,000, or $0.21 per share for the second quarter of 2015. For the first nine months ended September 30, 2015, net income was unchanged at $3.3 million, or $0.73 per share, compared to the first nine months of 2014. All results are unaudited.

"We continue to achieve important strategic and operational goals with another solid quarter of profitability," said James M. Gasior, President and Chief Executive Officer. "The Company continues to maintain a favorable net interest margin, fueled by loan growth, particularly in the commercial real estate loan types, resulting in composite portfolio growth of 9% year-over-year. Contributions from our mortgage banking business line and from other sources of non-interest income also continue to enhance revenues. At the same time, we have made deliberate efforts to manage our expenses, bringing our efficiency ratio down below 70% for both the third quarter and year-to-date periods.  Asset quality continues to improve with nonperforming loans to total loans at 2.36% and nonaccrual loans to total loans at 1.36%."

"We recently celebrated the grand opening of our new full service banking office in Canfield Township expanding our presence in Mahoning County," continued Gasior. "At the same time, we launched an innovative suite of reward-based checking and savings accounts under the Kasasa brand name, which are being enthusiastically received by our customers."

Third quarter 2015 (at, or for the period ended September 30, 2015):

  Net interest income increased 6% to $4.65 million, compared to $4.38 million for the third quarter of 2014 and grew 2% from $4.58 million for the second quarter of 2015.  Year-to-date, net interest income was $13.79 million, compared to $13.25 million for the nine months of 2014.
  Non-interest income (excluding securities gains) grew 29% to $999,000 from $776,000 for the third quarter a year ago and increased 11% from $896,000 for the second quarter of 2015. For the first nine months of 2015, non-interest income increased 27% to $2.9 million compared to $2.3 million for the like period in 2014.
  Net interest margin ("NIM") expanded 3 basis points to 3.67% from the preceding quarter, which compares favorably when evaluated in comparison to the 3.62% for the 646 banks that make up the SNL Micro-Cap U.S. Bank Index for the second quarter of 2015. For the first nine months of 2015, NIM was 3.66%.
  Total loans increased $29.6 million, or 9%, to $359.8 million from $330.2 million a year ago, and grew by $2.0 million, or 1%, from $357.9 million at June 30, 2015.
  Total deposits grew 6% to $454.5 million, compared to $430.3 million at September 30, 2014, and increased 2% from $447.4 million at June 30, 2015.
  The allowance for loan losses, as a percentage of total loans, was 1.44% at September 30, 2015, compared to 1.24% a year ago and 1.52% at June 30, 2015.
  Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 15.37% and tangible equity to tangible assets of 10.04%.

Operating Results

Net Interest Income

Reflecting strong loan growth, third quarter net interest income increased 6% to $4.6 million, compared to $4.4 million for the third quarter a year ago. Net interest income grew 2% from $4.6 million for second quarter of 2015.  For the first nine months of 2015, net interest income increased 4% to $13.8 million, compared to $13.2 million for the first nine months of 2014. After the provision for loan losses, net interest income increased 9% in the third quarter from a year ago and 2% from the second quarter.

Net Interest Margin

The net interest margin (NIM) improved by three basis points to 3.67% for the third quarter of 2015, compared to 3.64% for the third quarter of 2014, and added one basis point from 3.66% for the second quarter of 2015. For the first nine months of 2015, NIM was 3.66%, compared to 3.68% for the first nine months of 2014. "We continued to maintain a solid NIM, primarily because of higher yields generated from our loan portfolio, as well as continued improvement in our earning asset mix and reduced cost of funds," said David Lucido, Senior Vice President and Chief Financial Officer.

Non-Interest Income

Total non-interest income, excluding investment gains and losses, increased 29% to $999,000 for the third quarter of 2015, compared to $776,000 for the third quarter of 2014, and grew 11% from $896,000 for the second quarter of 2015. Non-interest income increased 27% to $2.9 million for the first nine months of 2015, from $2.3 million for the first nine months of 2014.

"Contributions from wealth management fees have added appreciably to our non-interest income both year-over-year and on a linked quarter basis," added Gasior. Fee income from the Cortland Investment Group contributed $363,000 to non-interest income for the first nine months of 2015 as compared to $233,000 in non-interest income for the same nine month period of 2014.

"Our mortgage banking operation also added significantly to revenues, especially new home construction which continues to show good volume," Gasior continued. Income on loans originated for sale in the secondary market added $636,000 to non-interest income for the first nine months of 2015 as compared to $284,000 in non-interest income for the same nine month period of 2014. According to the Vindicator, a local newspaper in Youngstown, OH, "housing sales in the region have been stellar for September, 2015."

Operating Expenses

Non-interest expense for the third quarter of 2015 increased 4% to $4.0 million, compared to $3.9 million for the third quarter of 2014, but dropped 5% from $4.2 million for the second quarter of 2015. For the first nine months of 2015, non-interest expense was $12.2 million, compared to $11.4 million for the first nine months of 2014. The year-over-year increase in non-interest expense was primarily due to an increase in employee compensation and from compensation related costs for commissions earned on mortgage originations and from non-deposit investment product sales. The decline in non-interest expense on a linked quarter basis was essentially due to a slight reduction in full time equivalent employees during the quarter and reductions in postretirement costs.

Primarily due to growth in revenues, the efficiency ratio for the third quarter of 2015 improved to 67.42% compared to 70.89% for the third quarter of 2014, and 74.01% for the second quarter of 2015. For the first nine months of 2015, the efficiency ratio was 69.86%, compared to 68.77% for the like period in 2014.

Income tax expense for the third quarter of 2015 was $375,000, compared to $216,000 for the third quarter of 2014, and $200,000 for the second quarter of 2015. "The effective tax rate for the third quarter of 2015 was 23.4%, reflecting the benefits of investments with tax incentives and tax free components of our revenue stream," said Lucido.

Balance Sheet and Asset Quality

Total assets were $570.3 million at September 30, 2015, compared to $549.3 million at September 30, 2014, and $568.8 million at June 30, 2015.

The investment securities totaled $159.8 million at September 30, 2015, compared to $172.8 million at September 30, 2014, and $167.5 million at June 30, 2015. At the end of September 30, 2015, the securities portfolio primarily comprised of high-grade mortgage-back securities issued by U.S. Government sponsored entities. The decline in investment securities year-over-year, and from the second quarter, was essentially due to the funding of the higher-yielding and growing loan portfolio.

Total loans increased 9% to $359.8 million at September 30, 2015, compared to $330.2 million a year ago and grew 1% from $357.9 million at June 30, 2015. "Our loan growth during the quarter reflects the strength of our lending team that has been successful in continuing to build our commercial real estate and C&I loan types," commented Gasior. "Our pipeline remains solid as our bankers continue to work hard to develop new relationships and expand existing relationships. We expect strong growth in both loans and deposits as we close out 2015." The loan portfolio is diversified, composed of both retail and business with commercial real estate loans accounting for 65%, of which 19% were owner-occupied by businesses. Commercial loans, which year-to-date have grown by $6.5 million, accounted for 15% while residential 1-4 loans accounted for 12%. Consumer and home equity loans accounted for 8% of total loans.

Total deposits increased $24.2 million, or 6%, to $454.5 million at September 30, 2015, from $430.3 million at September 30, 2014, and grew $7.1 million, or 2%, from $447.4 million at June 30, 2015. Noninterest-bearing deposits accounted for 22% of total deposits; interest-bearing demand deposits accounted for 8%, while money market and savings accounted for 41% of total deposits. Certificates of deposits were 29% of the deposit mix.

Nonperforming assets (NPAs), declined 4% to $9.3 million, or1.63%, of total assets, from $9.7 million or 1.71% of assets at June 30, 2015, and increased 13% from $8.2 million, or1.50% of assets a year ago. Performing restructured loans were $3.5 million, which are included in total nonperforming assets. Excluding performing restructured loans, nonperforming assets were 1.01% of totals assets.

The allowance for loan losses totaled $5.2 million at September 30, 2015, lower than the allowance of $5.5 million in the preceding quarter but higher than the allowance for loan losses of $4.1 million in the year ago quarter. The provision for loan losses was $100,000 for the third quarter of 2015, which was lower than net charge-offs for the quarter. Net charge-offs continue to be minimal totaling $378,000 for the third quarter of 2015, compared to $244,000 for the third quarter a year earlier and net charge-offs of $41,000 for the second quarter of 2015.

"Overall asset quality remains favorable with nonperforming loans as a percentage of total loans declining 5% on a linked quarter basis. The increase in nonperforming loans from a year ago was primarily related to an isolated credit relationship currently in workout status. We continue to closely monitor our nonperforming loans and are fully reserved for potential loan losses," commented Gasior.

Capital and Dividends

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended September 30, 2015, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.89%	9.39%	5.00%
Tier 1 risk-based capital ratio	14.17%	12.23%	8.00%
Total risk-based capital ratio	15.37%	14.82%	10.00%

Finally, to supplement our quarterly cash dividend and to create shareholder value, the Company repurchased nearly 65,000 shares through September at an average cost of $14.61 per share. These repurchases, which represent nearly 1.5% of outstanding shares, assist in managing excess capital while promoting more liquidity in the market.

Regional Conditions

"Housing sales in the region have been stellar in September," according to the Valley's Homepage of Vindy.com, dated October 16, 2015.

Home sales increased across the Mahoning Valley in September, adding to an already positive year of sales. Year-to-date closed sales in Mahoning County increased by 17.2%, and pending sales increased by 24.5%. In Mahoning County, new listings, pending sales and closed sales all increased, according to the Youngstown/Columbiana Association of Realtors. New listings increased by 7.9% from 356 up to 384. Pending sales increased by 29.7% from 232 up to 301. Closed sales increased by 10.4% from 221 to 244.

In Trumbull County, new listings were down in September while pending and closed sales increased, according to the Warren Area Board of Realtors. New listings dropped from 284 to 250. Pending sales were up by 29% from 176 to 227. Closed sales increased by 9.8% from 163 to 179. The average sale price in the county increased by 3.8% from $94,095 to $97,675, while the median sale price increased by 18.6% from $75,000 to $88,980. The inventory of homes dropped by 8.4% in September. For the year so far, new listings in the county increased by 1.1% percent; pending sales increased by 16.6%; and closed sales increased by 11.2%. See more at: http://www.vindy.com/news/2015/oct/16/housing-sales-rise-in-valley/#sthash.s9aIhWsl.dpuf

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company's bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio and two mortgage loan production offices, in Canfield and Fairlawn, Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.

Forward Looking Statement

This release may contain "forward-looking statements" that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management's plans and objectives for future operations are forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management's expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited
	Three Months Ended					Nine Months Ended
	Sept. 30, 2015	Sept. 30, 2014	Var %	June 30, 2015	Var %	Sept. 30, 2015	Sept. 30, 2014	Var %
SUMMARY OF OPERATIONS
Interest income	$ 5,295	$ 5,103	4%	$ 5,206	2%	$ 15,718	$ 15,443	2%
Interest expense	(649)	(726)	(11)	(631)	3	(1,928)	(2,196)	(12)
Net interest income	4,646	4,377	6	4,575	2	13,790	13,247	4
Provision for loan losses	(100)	(188)	(47)	(130)	(23)	(390)	(488)	(20)
NII after loss provision	4,546	4,189	9	4,445	2	13,400	12,759	5
Investment security gains (losses)	47	58	(19)	(38)	224	17	518	(97)
Non-interest income	999	776	29	896	11	2,942	2,314	27
Non-interest expense	(3,990)	(3,852)	4	(4,187)	(5)	(12,171)	(11,384)	7
Income before tax	1,602	1,171	37	1,116	44	4,188	4,207	--
Federal income tax expense (benefit)	375	216	74	200	88	896	881	2
Net income (loss)	$ 1,227	$ 955	28%	$ 916	34%	$ 3,292	$ 3,326	(1)%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,463	4,528	(1)%	4,518	(1)%	4,463	4,528	(1)%
Earnings per share	$ 0.27	$ 0.21	29	$ 0.21	29	$ 0.73	$ 0.73	--
Dividends per share	0.06	0.05	20	0.06	--	0.18	0.13	38
Market value	14.31	13.50	6	14.15	1	14.31	13.50	6
Book value	12.82	12.20	5	12.50	3	12.82	12.20	5
Market value to book value	111.62%	110.66%	1	113.20%	(1)	111.62%	110.66%	1

BALANCE SHEET DATA
Assets	$ 570,250	$ 549,297	4%	$ 568,819	--%	$ 570,250	$ 549,297	4%
Investments securities	159,809	172,805	(8)	167,456	(5)	159,809	172,805	(8)
Total loans	359,834	330,187	9	357,873	1	359,834	330,187	9
Total deposits	454,547	430,255	6	447,373	2	454,547	430,255	6
Borrowings	49,874	57,223	(13)	56,638	(12)	49,874	57,223	(13)
Shareholders' equity	57,235	55,245	4	56,455	1	57,235	55,245	4

AVERAGE BALANCE SHEET DATA
Average assets	$ 569,424	$ 540,285	5%	$ 561,263	1%	$ 564,139	$ 539,124	5%
Average total loans	359,662	320,798	12	348,506	3	352,158	322,332	9
Average total deposits	453,188	425,949	6	447,987	1	449,482	425,281	6
Average shareholders' equity	56,616	54,553	4	56,443	--	56,470	52,938	7

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$ (378)	$ (244)	55%	$ (41)	822%	$ (416)	$ (174)	139%
Net (charge-offs) recoveries to average loans	(0.42)%	(0.30)%	41	(0.05)%	747	(0.16)%	(0.07)%	130
Non-performing loans as a % of loans	2.36	2.26	5	2.48	(5)	2.36	2.26	4
Non-performing assets as a % of assets	1.63	1.50	9	1.71	(5)	1.63	1.50	9
Allowance for loan losses as a % of total loans	1.44	1.24	16	1.52	(6)	1.44	1.24	16
Allowance for loan losses as a % of NPLs	60.87	54.75	11	61.55	(1)	60.87	54.75	11

FINANCIAL RATIOS\STATISTICS
Return on average equity	8.67%	7.00%	24%	6.49%	34%	7.77%	8.38%	(7)%
Return on average assets	0.86	0.71	21	0.65	32	0.78	0.82	(5)
Net interest margin	3.67	3.64	1	3.66	--	3.66	3.68	(1)
Efficiency ratio	67.42	70.89	(5)	74.01	(9)	69.86	68.77	2
Number of employees (FTE)	151	154	(2)	152	(1)	151	153	(1)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.89%	10.86%	0%	10.83%	1%	10.89%	10.86%	0%
Bank	9.39	9.34	1	9.23	2	9.39	9.34	1
Common equity tier 1 ratio
Company	13.02	N/A	N/A	12.88	1	13.02	N/A	N/A
Bank	12.23	N/A	N/A	11.98	2	12.23	N/A	N/A
Tier 1 risk-based capital ratio
Company	14.17	14.69	(4)	14.04	1	14.17	14.69	(4)
Bank	12.23	12.65	(3)	11.98	2	12.23	12.65	(3)
Total risk-based capital ratio
Company	15.37	15.74	(2)	15.28	1	15.37	15.74	(2)
Bank	14.82	15.22	(3)	14.63	1	14.82	15.22	(3)
CONTACT: James M. Gasior, President & CEO
         (330) 282-4111

         The Cereghino Group
         IR CONTACT: 206-388-5785